UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES AND EXCHANGE COMMISSION

(AMENDMENT NO. 1)*

Aastrom Biosciences, Inc. (Name of Issuer)
Common Stock, No Par Value (Title of Class of Securities) 00253U107 (CUSIP Number)

February 25, 2001 (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ]  Rule 13d-1 (b)
[x ]  Rule 13d-1 (c)
[   ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 00253U107

______________________________________________________________________________

1.   NAMES OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

                Pfizer Inc.
               13-5315170
_____________________________________________________________________
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
               (a)______
               (b)______

____________________________________________________________________
 3.      SEC USE ONLY

_____________________________________________________________________
 4.     CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware

                        _________________________________________________________
                                     5. SOLE VOTING POWER
                                                0
NUMBER OF  _________________________________________________________
 SHARES                    6. SHARED VOTING POWER
BENEFICIALLY                        0
 OWNED BY      _______________________________________________________
       EACH                    7. SOLE DISPOSITIVE POWER
 REPORTING                            0
    PERSON         _______________________________________________________
       WITH                    8. SHARED DISPOSITIVE POWER

_____________________________________________________________________

 9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      0
_____________________________________________________________________

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN

            SHARES (SEE INSTRUCTIONS) _____

                                       0
_____________________________________________________________________

11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                     0%
_____________________________________________________________________
12.          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                                     CO
_______________________________________________________________________________

ITEM 1.

(a)  Name of Issuer:
      Aastrom Biosciences, Inc.

(b)  Address of Issuer's Principal Executive Offices:
       24 Frank Lloyd Wright Drive

P. O. Box 376
Ann Arbor, MI 48106

ITEM 2.

(a)   Name of Person Filing:
        Pfizer Inc.

(b)   Address of Principal Business Office or, if none , Residence

        235 East 42nd Street

        New York, NY 10017

(c)    Citizenship:

         Delaware

(d)    Title of Class of Securities:

         Common Stock, No Par Value

(e)    CUSIP Number:

         00253U107

ITEM 3.

               I F THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1 (b) OR RULE 13d-2 b)  OR (c),                CHECK WHETHER THE PERSON FILING IS A:

               Not applicable

ITEM 4.  OWNERSHIP

(a)    Amount beneficially owned:   0

(b)    Percent of class:  0

(c)    Number of shares as to which the person has:

         (i)    Sole power to vote or to direct the vote:  0

         (ii)   Shared power to vote or to direct the vote:  0

         (iii)  Sole power to dispose or to direct the disposition of: 0

         (iv)  Shared power to dispose or to direct the disposition of: 0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable

ITEM 7.    IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE                              SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not applicable

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

              Not applicable

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

               Not applicable

ITEM 10.  CERTIFICATIONS

                Not applicable

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

PFIZER INC.

Date: January 3, 2000 By: /s/ MARGARET M. FORAN Name: Margaret M. Foran Title: Vice President - Corporate Governance